Exhibit 26

AMENDMENT NO. 4 TO THE 2010 AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 4 (the “Fourth Amendment”) TO THE 2010 AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT IS ENTERED INTO ON MARCH 17, 2017, BY AND AMONG:

W DE ARGENTINA - INVERSIONES S.A. (formerly W DE ARGENTINA - INVERSIONES S.L.), a company duly organized and existing under the laws of the Kingdom of Spain with its registered office at Calle Emilio Calzadilla no. 5, 3° Piso, Santa Cruz de Tenerife, Spain (together with its successor “Los W”); and

LOS W S.A., a company duly organized and existing under the laws of Argentina, the guarantor company of LOS W, with its registered offices at Avenida Madero 900, 10th Floor, Buenos Aires, Argentina (“Los W Guarantor Company”); and

Messrs. Daniel Werthein, Argentinean citizen ID Number 4,548,122, Adrián Werthein, Argentinean citizen ID Number 10,155,697, Gerardo Werthein, Argentinean citizen ID Number 11,802,966, and Darío Werthein. Argentinean citizen ID Number 17,332,652 (the “Los W Controlling Shareholders”, together with Los W and the Los W Guarantor Company, the “Los W Parties”); and

FINTECH TELECOM LLC, a limited liability company duly organized and existing under the laws of Delaware with its registered office at 375 Park Avenue, 38th Floor, New York NY 10152 (“Fintech”).

LOS W, LOS W Guarantor Company, the LOS W Controlling Shareholders and Fintech, are hereinafter individually referred to as “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, on August 5, 2010, the Parties hereto (or their predecessors in interest) entered into an Amended and Restated Shareholders’ Agreement (the “2010 Amended and Restated Shareholders’ Agreement”);

WHEREAS, on October 13, 2010, the Parties hereto entered into the Amendment No. 1 to the 2010 Amended and Restated Shareholders’ Agreement (the “First Amendment”)

WHEREAS, on March 9, 2011, the Parties hereto entered into the Amendment No. 2 to the 2010 Amended and Restated Shareholders’ Agreement (the “Second Amendment”);

WHEREAS, on November 13, 2013, the Parties hereto entered into the Amendment No. 3 to the 2010 Amended and Restated Shareholder’s Agreement, which Amendment No. 3 was amended and restated as of October 24, 2014 (the “Third Amendment” and, together with the First Amendment and the Second Amendment, the “Existing Amendments” and, together with the 2010 Amended and Restated Shareholders’ Agreement, the “Shareholders’ Agreement”);

WHEREAS, on October 24, 2014, Fintech, TI and TII (TI and TII together, the “Sellers”), entered into a certain amended and restated stock purchase agreement (as further amended from time to time by agreement among the parties thereto, the “SPA”), by means of which Fintech acquired from the Sellers, among other things, ordinary common shares of Sofora Telecomunicaciones Argentina S.A., a company duly organized and existing under the laws of Argentina (the “Company”), corresponding to 68.00% of the capital stock of the Company and entered into a deed of adherence, pursuant to which it became a party to this Shareholders’ Agreement subject to the consummation of the transactions contemplated by the SPA;

WHEREAS, on the date hereof, Los W, Fintech and the Company have executed an amortization agreement (the “Share Amortization Agreement”); and

WHEREAS, the Parties desire to clarify the application of the terms and provisions of the Shareholders’ Agreement;

NOW THEREFORE and in consideration of the above premises, it is hereby agreed as follows:

1.              Effectiveness, Termination.

a.              Upon the earlier of (i) the consummation of the amortization of the shares of the Company held by Los W representing 17.00% of the capital stock of the Company (the “Initial Shares”) and (ii) the date on which Los W cease to hold any of the Initial Shares (whether as a result of the amortization and subsequent cancellation and annulment thereof or otherwise), the Shareholders’ Agreement shall be automatically terminated and have no further force and effect, without further action by the Parties or any other party thereto; provided, however, that the Tag Along Right and Drag Along Right under the Shareholders’ Agreement and the provisions of Section 2 of this Fourth Amendment pertaining to creation of a new Section 7.9 to the Shareholders’ Agreement shall survive the termination of this Shareholders’ Agreement until the earlier of (1) consummation of the amortization of the shares of the Company held by Los W representing 15.00% of the capital stock of the Company (the “Nucleum Shares”) and the cancellation and annulment of such Nucleum Shares and (2) the date on which Los W cease to hold any of the Nucleum Shares (whether as a result of the amortization and subsequent cancellation and annulment thereof or otherwise).

b.              Notwithstanding anything herein to the contrary, from and after the consummation of the transfer of the Nucleum Shares to Fintech in accordance with new Section 7.9 to the Shareholders’ Agreement, Section 7.9 of the Shareholders’ Agreement shall be automatically terminated and have no further force and effect, and the transactions contemplated thereby shall be terminated, without further action by any of the Parties.

c.               For the avoidance of doubt, upon termination of this Fourth Amendment as set forth above, no Party to this Fourth Amendment or to the Shareholders Agreement (or any of its Affiliates or its or their respective Representatives)

will have any liability or further obligation to any other Party or any other party thereto, and the parties shall be relieved and released from any related liabilities or damages, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, that notwithstanding anything herein to the contrary, no Party shall be relieved or released from any liabilities or damages arising out of any willful material breach of its obligations under this Fourth Amendment or the Tag Along Right or Drag Along Right.

d.              For the avoidance of doubt, the certificates (bonos de goce) shall not grant to their holder any right under the Shareholders’ Agreement, and Fintech shall have no obligation under the certificates (bonos de goce).

2.              Waiver of Veto Right. Effective as of the date of this Fourth Amendment and provided that the Merger is consummated on or before December 31, 2018, the Los W Parties hereby agrees to waive any veto rights with respect to the Merger (as defined in the Share Amortization Agreement).

3.              Amendments to Article VII. Effective as of the date of this Fourth Amendment, the Parties agree to create new Section 7.8 and Section 7.9 of the Shareholders’ Agreement as follows:

“7.8                                                 Initial Exit Rights.

(A) From and after May 03, 2017 and until December 31, 2018, if the Initial Shares have not been amortized and cancelled in full:

(i)                                     Los W shall have the right (the “Initial W Right”) to cause Fintech to purchase 100% (but not less than 100%) of the Initial Shares for an aggregate price of US$249,687,500 (the “Initial Exit Price”);

(ii)                                  Fintech shall have the right (the “Initial Fintech Right,” and together with the W Exit Right, the “Initial Exit Rights”) to cause the Los W Parties to sell to Fintech the Initial Shares for an aggregate price equal to the Initial Exit Price; and

(iii)                               Notwithstanding any provision herein to the contrary, Fintech shall not be entitled to deduct or withhold from the Initial Exit Price or make any adjustment to the Initial Exit Price, in any amount, provided, however, that if Fintech is required to pay or withhold from the Initial Exit Price the tax on capital gains of Los W under Argentine Income Tax Law (Law No. 20,628 (texto ordenado Decree 649/97), as amended by Argentine Law No. 26,893, or any similar or successor tax (the “Capital Gains Tax”), or is otherwise liable for the payment of such tax, then Fintech shall be entitled to withhold from the Initial Exit Price the full amount that is payable under such tax minus the Excluded Amount. The “Excluded Amount” means if Los W notifies Fintech (prior to the Exit Closing Date) that the base amount on which the Capital Gains Tax is calculated is the actual capital gain obtained by Los W under the Exit Price and provides the Tax Documentation, 5.0% of such base amount or otherwise 4.5% of the Initial Exit Price. Each of the Parties agrees to cooperate to identify and mitigate (to the extent permitted under applicable law) any anticipated withholding from any amount payable under this Fourth Amendment. If amounts are withheld and deducted consistent herewith, such withheld amounts shall be paid to the applicable governmental entity within fifteen (15) Business Days (or any other shorter term as may be required by law) of the Initial Exit Closing Date (as defined below) and shall be treated for all purposes of this Fourth Amendment as having been paid to the person in respect of which such deduction and withholding was made, and the withholding party shall furnish such person with a copy of any receipt issued by the applicable governmental entity evidencing such payment within five (5) Business Days of receiving any such receipt. Notwithstanding the foregoing, if there is a change in the laws and regulations applicable to the Capital Gains Tax and as a result thereof the Capital Gains Tax is paid by Los W then, subject to Los W providing evidence to Fintech that it has paid the Capital Gains Tax, Fintech shall reimburse Los W fifty percent (50%) of the amount of the Capital Gains Tax effectively paid, within five (5) business days from the date of receipt by Fintech of the tax payment evidence.

(B) In the event that either Los W or Fintech wish to exercise an Initial Exit Right:

(i)                                     The exercising Party shall provide written notice (the “Initial Exit Notice”) to the other Party, specifying and attaching, as applicable, that (A) such Party wishes to exercise an Initial Exit Right, (B) if the exercising Party is Los W, (1) the bank account (or accounts) to which the purchase price shall be paid; and (2) the Tax Documentation, and (C) the date (which may not be less than ten (10) or more than fifteen (15) Business Days following the date of the Initial Exit Notice) on which the consummation of the purchase of the Initial Shares and payment of the Exit Price is to occur (the “Initial Exit Closing Date”); provided that if such Initial Exit Notice is delivered from:

a.              Los W to Fintech, such Initial Exit Notice shall also contain (and specifically state) the representations and warranties set forth in clause (iii) below; and

b.              Fintech to Los W, Los W shall (i) be deemed to make the representations and warranties set forth in clause (iii) below and (ii) provide the Tax Documentation within five (5) Business Days of the receipt of the Initial Exit Notice.

“Tax Documentation” means the (1) one or more certificates issued by the tax authorities of the Kingdom of Spain (Los W’s tax residency) setting forth Los W’ residence and the application of the treaty for the avoidance of double taxation (in accordance with General Resolution 3497 AFIP as amended by General Resolution 2228 AFIP), with a code to be used to verify the authenticity of such certificate, in apostilled format, and (2) if Los W have chosen to use the base amount-tax for purpose of calculation the Excluded Amount, a certificate in accordance with Argentine regulations on withholding taxes and issued by a Spanish certified accountant appointed by Los W, setting forth the acquisition date, the acquisition price in Argentine pesos of the Initial Shares and the calculation of the Excluded Amount.

(ii)                                  Los W shall obtain, at least two Business Days prior to the Initial Exit Closing Date, a repayment letter specifying the aggregate amount to be repaid on the Exit Closing Date in order to discharge on such date all obligations in connection with the credit agreement with an outstanding principal amount of US$113,722,875 and dated as of March 31, 2015, among the Los W, as borrower, Deutsche Bank AG, London Branch, as lender (“Lender”), and Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and account bank (the “Agent”) from (such agreement, together with any pledges or ancillary documents entered into in connection therewith, the “DB Credit Agreement”) from the Agent (such letter, the “Payoff Letter”). For the avoidance of doubt, if Fintech exercises the Initial Exit Right and Los W fails to obtain the Payoff Letter as set forth in this clause (ii), Los W agrees that Fintech shall have the right to obtain the Payoff Letter from the Agent without any further consent or action by Los W; provided that Fintech’s exercise of such remedy shall be without prejudice to any other remedies it may exercise.

(iii)                               On the Initial Exit Closing Date, the Los W Parties shall be deemed to represent to Fintech that:

a.              The Initial Shares represent 100% of the equity interest of the Los W Parties and their affiliates in the Company other than the Nucleum Shares;

b.              The Initial Shares are free and clear of all any and all liens (including tax liens), charges, security interests, options, mortgages, pledges, proxies, voting trusts or agreements, reversions, reverters, restrictive covenants, or restriction on the title, transfer, use, voting, receipt of income or other exercise of any attributes of ownership of any nature whatsoever, other than the Shareholders’ Agreement and the DB Company Pledge (as defined in the DB Credit Agreement); and

c.               The consummation of the sale of the Initial Shares by Los W to Fintech does not and will not: (A) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the relevant Los W Party, (B) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or contractual obligation to which any relevant Los W Party is a party thereunder or by which its shares or properties or assets may be bound (other than the DB Credit Agreement), except, in the case of this clause (B), as would not (I) materially impair or delay the ability of Los W to consummate the transactions contemplated by this Fourth Amendment on a timely basis or (II) result in Fintech incurring any liability as a result of the exercise of the Initial Exit Right or (C) violate any law or governmental order applicable to any relevant Los W Party.

(iv)                              Fintech’s obligation to pay the purchase price for the Initial Shares upon an exercise of the Initial Exit Right under this Section 7.8 shall be evidenced by a promissory note substantially in the form set forth in Exhibit A hereto (the “Initial Exit Price Promissory Note”), which shall be executed and delivered by Fintech to Los W on the date of execution of the Fourth Amendment.

(v)                                 On the Initial Exit Closing Date, Los W shall deliver or cause to be delivered to Fintech:

a.              the Initial Shares; provided that to the extent any Initial Shares remain subject to the DB Company Pledge, the only obligation of Los W under this clause (a) will be to provide an irrevocable instrument of assignment and instruction to the Lender to deliver or cause to be delivered the certificates representing the Initial Shares to Fintech upon the payment of the amounts set forth in the Payoff Letter;

b.              a duly executed instrument, notifying the Company of the transfer of the Initial Shares to Fintech, in accordance with the terms of Section 215 of the Argentine Companies Act;

c.               a power of attorney authorizing Fintech to act in the name of Los W to undertake the actions set forth in clause (viii) below; and

d.              the Initial Exit Price Promissory Note, duly marked as cancelled.

(vi)                              On the Initial Exit Closing Date, Fintech shall deliver or cause to be delivered:

a.              to the Lender, the amounts set forth in the Payoff Letter; and

b.              to Los W, the purchase price for the Initial Shares, less any amount paid to the Lender pursuant to Clause (vi)(a) above, to the account specified in the Initial Exit Notice or otherwise identified by Los W if the Initial Exit Notice was delivered by Fintech.

(vii)                           Following the Initial Exit Closing Date, the Los W Parties shall execute, or shall cause to be executed, such documents and instruments and make such filings with any public registry as may be reasonably necessary to (i) provide for the termination and release of all liens under the DB Company Pledge, (ii) evidence Fintech as the record and beneficial owner of the Initial Shares as of the Initial Exit Closing Date, and (iii) together with Fintech, evidence Los W as the record and beneficial owner of the Nucleum Shares as of the Exit Closing Date.

7.9 Nucleum Exit Rights.

(A) From and after July 31, 2017 until January 31, 2019:

(i)                                     Los W shall have the right (the “Nucleum W Right”) to cause Fintech to purchase 100% (but not less than 100%) of the Nucleum Shares for an aggregate price of

US$220,312,500 (the “Nucleum Exit Price”) subject to the authorization of Enacom ad referendum;

(ii)                                  Fintech shall have the right (the “Nucleum Fintech Right,” and together with the Nucleum W Exit Right, the “Nucleum Exit Rights”) to cause the Los W Parties to sell to Fintech the Nucleum Shares for an aggregate price equal to the Nucleum Exit Price subject to the authorization of Enacom ad referendum;

(iii)                               Notwithstanding any provision herein to the contrary, Fintech shall not be entitled to deduct or withhold from the Nucleum Exit Price or make any adjustment to the Nucleum Exit Price, in any amount, provided, however, that if Fintech is required to pay or withhold from the Nucleum Exit Price the tax on capital gains of Los W under Argentine Income Tax Law (Law No. 20,628 (texto ordenado Decree 649/97), as amended by Argentine Law No. 26,893, or any similar or successor tax (the “Capital Gains Tax”), or is otherwise liable for the payment of such tax, then Fintech shall be entitled to withhold from the Nucleum Exit Price the full amount that is payable under such tax minus the Excluded Amount. The “Excluded Amount” means if Los W notifies Fintech (prior to the Exit Closing Date) that the base amount on which the Capital Gains Tax is calculated is the actual capital gain obtained by Los W under the Nucleum Exit Price and provides the Tax Documentation, 5.0% of such base amount or otherwise 4.5% of the Nucleum Exit Price. Each of the Parties agrees to cooperate to identify and mitigate (to the extent permitted under applicable law) any anticipated withholding from any amount payable under this Fourth Amendment. If amounts are withheld and deducted consistent herewith, such withheld amounts shall be paid to the applicable governmental entity within fifteen (15) Business Days (or any other shorter term as may be required by law) of the Nucleum Exit Closing Date (as defined below) and shall be treated for all purposes of this Fourth Amendment as having been paid to the person in respect of which such deduction and withholding was made, and the withholding party shall furnish such person with a copy of any receipt issued by the applicable governmental entity evidencing such payment within five (5) Business Days of receiving any such receipt.  Notwithstanding the foregoing, if there is a change in the laws and regulations applicable to the Capital Gains Tax and as a result thereof the Capital Gains Tax is paid by Los W then, subject to Los W providing evidence to Fintech that it has paid the Capital Gains Tax, Fintech shall reimburse Los W fifty percent (50%) of the amount of the Capital Gains Tax effectively paid, within five (5) business days from the date of receipt by Fintech of the tax payment evidence.

(B) In the event that either Los W or Fintech wish to exercise its Nucleum Exit Right:

(i)                                     The exercising Party shall provide written notice (the “Nucleum Exit Notice”) to the other Party, specifying and attaching, as applicable, that (A) such Party wishes to exercise its Nucleum Exit Right, (B) if the exercising Party is Los W, (1) the bank account (or accounts) to which the purchase price shall be paid, and (2) the Tax Documentation (if the Nucleum Exit Notice is delivered by Fintech, Los W shall provide the Tax Documentation within five (5) Business Days of receipt of the Nucleum Exit Notice), (C) the date (which may not be less than ten (10) or more than fifteen (15) Business Days following the date of the Nucleum Exit Notice) on which the consummation of the sale of the Nucleum Shares ad referendum shall be made (the “Nucleum Exit Closing Date”); provided that if such Nucleum Exit Notice is delivered from:

c.               Los W to Fintech, such Exit Notice shall also contain (and specifically state) the representations and warranties set forth in clause (iii) below; and

d.              Fintech to Los W, Los W shall (i) be deemed to make the representations and warranties set forth in clause (iii) below and (ii) provide the Tax Documentation within five (5) Business Days of the receipt of the Exit Notice.

(ii)                                  The Parties shall make all necessary filings to Enacom (including requiring Telecom Argentina Group to make any applicable filing) for purpose of obtaining the Enacom Nucleum Release as soon as possible and shall take all reasonable actions thereafter as may be necessary to obtain the Enacom Nucleum Release. “Enacom Nucleum Release” shall mean a duly passed resolution from Enacom either (a) releasing the Nucleum Shares from the obligation to be maintained as part of the principal nucleus (núcleo principal) of the bidding consortium in the privatization of the former Sociedad Licenciataria Norte S.A. (currently, Telecom Argentina S.A.) pursuant to Decree No. 62 dated January 5, 1990 and the terms of such privatization and Resolution No. 119/2003 passed by the Argentine Federal Secretary of Communications on December 10, 2003 (the “Enacom Restriction”), (b) authorizing the purchase by Fintech of the Nucleum Shares pursuant to the terms of Section 7.9 of the Shareholders’ Agreement, (c) confirming that the obligation of Los W to maintain 15% of the capital stock of the Company as part of the principal nucleus is no longer in effect, and/or (d) otherwise consenting to the transfer of the Nucleum Shares to Fintech pursuant to Section 7.9 of the Shareholders Agreement.

(iii)                               On the Nucleum Exit Closing Date, the Los W Parties shall be deemed to represent to Fintech that:

a.              The Nucleum Shares represent 100% of the equity interest of the Los W Parties and their affiliates in the Company;

b.              The Nucleum Shares are free and clear of all any and all liens (including tax liens), charges, security interests, options, mortgages, pledges, proxies, voting trusts or agreements, reversions, reverters, restrictive covenants, or restriction on the title, transfer, use, voting, receipt of income or other exercise of any attributes of ownership of any nature whatsoever, other than the Shareholders’ Agreement and the Enacom Restriction; and

c.               The consummation of the sale of the Nucleum Shares by Los W to Fintech does not and will not: (A) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the relevant Los W Party, (B) result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or contractual obligation to which any relevant Los W Party is a party thereunder or by which its shares or properties or assets may be bound (other than the Enacom Restriction), except, in the case of this clause (B), as would not (I) materially impair or delay the ability of Los W to consummate the transactions contemplated by this Fourth Amendment on a timely basis or (II) result in Fintech or any of its affiliates incurring any liability as a result of the exercise of the Exit Right, or (C) violate any law or governmental order applicable to any relevant Los W Party.

(iv)                              Fintech’s obligation to pay the Nucleum Exit Price upon the exercise of the Nucleum Exit Rights under this Section 7.9 shall be evidenced by a promissory note substantially in the form set forth in Exhibit A hereto (the “Nucleum Exit Price Promissory Note”), which shall be executed and delivered by Fintech to Los W on the date of execution of the Fourth Amendment.

(v)                                 On the Nucleum Exit Closing Date, Los W shall deliver or cause to be delivered to Fintech:

a.              the Nucleum Shares subject to Enacom Nucleum Release ad referendum;

b.              a duly executed instrument, notifying the Company of the transfer of the Nucleum Shares to Fintech, in accordance with the terms of Section 215 of the Argentine Companies Act;

c.               a power of attorney authorizing Fintech to act in the name of Los W to undertake the actions set forth in clause (ix) below; and

d.              the Nucleum Exit Price Promissory Note, duly marked as cancelled.

(vi)                              On the Nucleum Exit Closing Date, Fintech shall pay the Nucleum Exit Price to Los W, to the account specified in the Nucleum Exit Notice or otherwise identified by Los W if the Nucleum Exit Notice was delivered by Fintech.

(vii)                           Following the receipt of the Nucleum Exit Price, the Los W Parties shall execute, or shall cause to be executed, such documents and instruments and make such filings with any public registry as may be reasonably necessary to evidence Fintech as the record and beneficial owner of the Nucleum Shares as of the Nucleum Exit Closing Date subject to Enacom Nucleum Release ad referendum.

(viii)                        If, after the Exit Closing Date, a final non appealable decision denying the Enacom Nucleum Release is issued, Fintech may (at its discretion) elect to transfer the Nucleum Shares to a third party ad referendum without requiring prior consent by Los W, to the extent permitted under applicable law.”

4.              Acknowledgment and Waiver of Rights. Each of the Parties on their respective behalf and on behalf of their respective affiliates, successors or assigns expressly acknowledges and agrees that the consideration under the Exit Rights as agreed on the date of execution, (i)  is and shall be deemed at all times adequate and will not be affected by any variation in the valuation of the Initial Shares or the Nucleum Shares or the financial, operative, regulatory or legal situation of the Company or its subsidiaries or otherwise, and (ii) it is not subject to Article 13.5 of the Argentine Corporations Law  (including the Pacto Leonino clause thereof), or any similar value-related provision under applicable law, and if it were deemed subject to such Article 13.5, the Shareholders’ Agreement would not violate it.  In addition the Parties waive any rights or claims that they may have to invoke Article 13.5 of the Argentine Corporations Law or any similar value-related provision under applicable law to claim or otherwise seek any judicial order or decision, interim or final, to restrict, impede or limit the rights or obligations under the Shareholders’ Agreement to nullify any rights or obligations  under the Shareholders’ Agreement or to require a reduction, increase or any kind of adjustment of their respective rights or obligations thereunder.   Moreover, each of the Parties on their respective behalf and on behalf of their respective successors or assigns, hereby acknowledges and agrees that it is of the essence of the transactions considered under the Shareholders’ Agreement that the value of the respective rights and obligations of each party is made at the time of execution of the Shareholders’ Agreement and that such valuation once agreed shall not be affected by any subsequent change of conditions, including a change in the value of the Initial Shares or the Nucleum Shares or the financial, operative, regulatory or legal situation of the Company or its subsidiaries or otherwise.

5.              Jurisdiction; Process Agent. Each of the Parties hereby agrees that, notwithstanding Section 20 of the Shareholders’ Agreement, any suit, action or proceeding against any other Party, any affiliate thereof or its or their directors, officers, employees or agents, arising out of or based upon this Fourth Amendment or the actions contemplated hereby may be instituted in any State or Federal court in The City of New York, New York, and waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Parties hereby appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of itself and its property, service of copies of all writs, claims, process, complaint, summonses and any other process that may be served in any legal or other proceeding brought with respect to matters arising from, or relating to, the Fourth Amendment or the actions contemplated hereby and agrees to promptly appoint a successor Process Agent in the City of New York (which appointment the successor Process Agent shall accept in writing prior to the termination for any reason of the appointment of the initial Process Agent). In any such legal or other proceeding, such service may be made on the Parties by delivering a copy of such process to it in care of the appropriate Process Agent at such Process Agent’s address. Nothing in the Fourth Amendment shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

6.              Governing Law; Binding Effect. Notwithstanding Section 19 of the Shareholders’ Agreement, the Fourth Amendment, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of the Fourth Amendment shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.  It is intended by the Parties that the Agreement be a binding commitment and impose legal obligations on the Parties, including any of their successors, assigns or designees.

7.              WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS FOURTH AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page left blank intentionally.]

FINTECH TELECOM LLC

By:

Duly authorized representative

Date:

Signature Page to

Fourth Amendment

W DE ARGENTINA — INVERSIONES S.A.

By:

Duly authorized representative

Date:

LOS W S.A.

By:

Duly authorized representative

Date:

Signature Page to

Fourth Amendment

DANIEL WERTHEIN

By:

Duly authorized representative

Date:

ADRIAN WERTHEIN

By:

Duly authorized representative

Date:

GERARDO WERTHEIN

By:

Duly authorized representative

Date:

DARIO WERTHEIN

By:

Duly authorized representative

Date:

Signature Page to

Fourth Amendment

Exhibit A

PROMISSORY NOTE

U.S.$[•]	[•], 2017

FOR VALUE RECEIVED, THE UNDERSIGNED, FINTECH TELECOM, LLC (“FINTECH”), HEREBY PROMISES TO PAY TO W DE ARGENTINA—INVERSIONES S.A. (FORMERLY W DE ARGENTINA—INVERSIONES S.L.), A COMPANY DULY ORGANIZED AN EXISTING UNDER THE LAWS OF THE KINGDOM OF SPAIN WITH ITS REGISTERED OFFICE AT CALLE EMILIO CALZADILLA NO. 5, 3° PISO, SANTA CRUZ DE TENERIFE, SPAIN (“LOS W”), THE PRINCIPAL AMOUNT OF US$[•] ([•] UNITED STATES DOLLARS) (THE “PRINCIPAL AMOUNT”) IN ONE INSTALLMENT ON [•] (“MATURITY DATE”).

This Note shall be payable by wire transfer of immediately available funds to the Los W’s account notified to Fintech in writing at least two (2) Business Days prior to such payment. Fintech shall provide to Los W funds available on or prior to the Business Day on which the payment shall become due, as set forth herein, such amount in U.S. dollars as is necessary to makes such payment.

For purposes of this Note, “Business Day” means any day (other than Saturday or Sunday) on which commercial banks are open for business in New York, New York, United States.

This Note shall be governed by the laws of the State of New York.

Each party to this Note hereby agrees to submit to the exclusive jurisdiction of the State and federal courts of the State of New York, in each case sitting in the Borough of Manhattan, in connection with any dispute arising out of or relating to this Note. Each party to this Note irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in any such court and any claim that any proceeding brought in any such court has been brought in an inconvenient forum.

Each party to this Note hereby irrevocably waives all right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (whether based on contract, tort or otherwise) arising out of or relating to this Note or any of the transactions contemplated hereby.

This Note has been issued pursuant to the amended Shareholders’ Agreement dated March 17, 2017 among Los W, Fintech Telecom LLC and certain other parties thereto (the “Shareholders’ Agreement”) to secure the payment by Fintech to Los W of the Exit Price for the Initial Shares (as described in Section 7.8 of the Shareholders’ Agreement). Upon the payment of such Exit Price, Fintech’s obligations under this Note shall be discharged and this Note shall be deemed cancelled.

No party to this Note may transfer this Note or any of its rights or obligations hereunder to any other person without the express written consent of the other party hereto.

Ex. A-1

FINTECH TELECOM, LLC

By:
Name:
Title:

Signature to

Promissory Note